Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Amendment No. 2 to the Registration Statement of Document Security Systems, Inc. (the "Company") for the registration of shares of the Company's common stock, par value $.02 per share, of our report dated March 24, 2010 on our audit of the consolidated financial statements of the Company for the year ended December 31, 2009 appearing in the Annual Report on Form 10-K of Document Security Systems, Inc. for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

/s/ Freed Maxick & Battaglia, CPAS, P.C
Buffalo, New York
October 26, 2010